UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

PLATINUM ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51553	14-1928384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Phillips Parkway
Montvale, New Jersey 07645
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (845) 323-0434

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 18, 2008, Platinum Energy Resources, Inc., a Delaware corporation (“Platinum Energy”), its wholly-owned subsidiary, PERMSub, Inc., a Delaware corporation (“Merger Sub”), Maverick Engineering, Inc., a Texas corporation (“Maverick”) and Robert L. Kovar Services, LLC, as Stockholder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Platinum Energy will acquire Maverick, a full-service engineering service company, by merger of Merger Sub into Maverick, for a purchase price of $11 million, subject to a working capital purchase price adjustment. The purchase price will consist of $6 million in cash and $5 million in cash flow notes. Platinum Energy will repay the cash flow notes quarterly by paying to the noteholders pro rata 50% of the pre-tax net income, as defined in the Merger Agreement, generated by the Maverick business on a stand alone basis in the prior quarter. In the event the cash flow notes are not repaid in full after 5 years, or under certain other circumstances prior to such time, the cash flow notes will convert into one year fixed rate term notes bearing interest at “prime rate” as published in the Wall Street Journal plus 2% per annum on the date of such conversion. The acquisition is conditioned upon the receipt of Maverick stockholder approval and other customary closing conditions. The acquisition is expected to close at the beginning of April. Mr. Robert Kovar, the founder and Chief Executive Officer of Maverick, has agreed to enter into an employment agreement with Platinum Energy and to serve as its Chief Operating Officer upon consummation of the merger. A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and incorporated herein by reference. A press release announcing the acquisition is filed herewith as Exhibit 99.1 and incorporated herein by reference.

On March 14, 2008, two of Platinum Energy’s wholly owned subsidiaries, Tandem Energy Corporation, a Delaware corporation (“TEC”) and PER Gulf Coast, Inc. (“PER Gulf Coast” and together with TEC, the “Co-borrowers”) entered into a revolving credit facility agreement (the “Credit Agreement” or “Facility”) with Bank of Texas, N.A., as agent (“Bank of Texas”). The Credit Agreement established a revolving line of credit with an initial borrowing base of $35 million which will be used to facilitate the execution of the Co-borrowers’ drilling and acquisition programs. The revolving line of credit is secured by the Co-borrowers’ oil and gas properties and bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of the Co-borrowers’ outstanding borrowings against the defined borrowing base, ranging from 1.5% to 2.25%. The Co-borrowers can choose periodically to change the interest rate base which applies to outstanding borrowings. Under the terms of the Credit Agreement, the Co-borrowers must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without Bank of Texas’s consent. The Facility is subject to customary events of default, upon the occurrence of which we would be required to immediately repay any funds drawn down under the Facility.

Platinum Energy, as the parent company, is not a co-borrower or guarantor of the line, and transfers from the Co-borrowers to Platinum Energy are limited to (i) $1million per fiscal year to Platinum Energy for management fees, and (ii) the repayment of up to $2 million per fiscal year in subordinate indebtedness owed to Platinum Energy.

Under the terms of, and in conjunction with the execution of, the Credit Agreement, Platinum Energy novated its existing hedge positions from its existing counterparties over to Bank of Texas under terms satisfactory to Platinum Energy. In connection with establishing the line of credit, Bank of Texas received a commitment fee of $87,500 and a fee for its expenses in connection with the aforementioned novation of $60,229. In addition, the Co-borrowers are obligated to Bank of Texas for a monthly fee of any unused portion of the line of credit at the rate of 0.25% per annum. This summary of the Facility is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibits 10.1.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

In connection with the establishment of the Facility described above, TEC’s previously existing line of credit with Guaranty Bank, FSB, with a borrowing base of $5 million, was terminated. No outstanding borrowings existed at the time of the termination and no early termination fees were paid. For a description of the material terms of the previous line of credit, please see Platinum Energy's Current Report on Form 8-K filed November 1, 2007.

Item 2.03	Creation of a Direct Financial Obligation

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

Exhibit	Description
2.1

Agreement and Plan of Merger among Platinum Energy Resources, Inc., PERMSub, Inc., Maverick Engineering, Inc. and Robert L. Kovar Services, LLC as Stockholder Representative entered into as of March 18, 2008.

10.1	Credit Agreement among Tandem Energy Corporation, PER Gulf Coast, Inc. and Bank of Texas, N.A. entered into as of March 14, 2008.
99.1	Press Release dated March 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM ENERGY RESOURCES, INC.
Dated: March 20, 2008
	By:	/s/ Barry Kostiner
Barry Kostiner
Chief Executive Officer